Exhibit 4.1
RN RIGNET, INC. INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE This Certifies that SEE REVERSE FOR CERTAIN DEFINITIONS CUSIP 766582 10 0 is the record holder of FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK, $0.001 PAR VALUE, OF transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. Dated: COUNTERSIGNED AND REGISTERED: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (New York, NY) TRANSFER AGENT AND REGISTRAR BY AUTHORIZED SIGNATURE